SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2003 (August 4, 2003)

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

SIGNATURES
EXHIBIT INDEX
Ex-2.1 Agreement and Plan of Merger
Ex-99.1 Press Release
Ex-99.2 Stock Voting Agreement

Item 5. Other Events and Regulation FD Disclosure

     On August 4, 2003, a definitive Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and between Gaylord Entertainment Company, a Delaware corporation (“the Company”), GET Merger Sub, Inc., a Delaware corporation (“Sub”), and ResortQuest International, Inc., a Delaware corporation (“ResortQuest”). Pursuant to the Merger Agreement, Sub, a wholly owned subsidiary of the Company, will be merged with and into ResortQuest with ResortQuest continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). In the Merger, each outstanding share of ResortQuest common stock shall be converted into .275 shares of the Company’s common stock, par value $0.01 per share, and each outstanding share of Sub common stock shall be converted into one share of common stock in the surviving corporation. The transaction is intended to be treated as a tax-free reorganization.

     The closing of the Merger is subject to customary conditions, including the receipt of government, regulatory and shareholder approvals. The closing is expected to occur in early 2004.

     The terms and conditions of the Merger are more fully described in the Merger Agreement, a copy of which is attached as Exhibit 2.1 and is incorporated herein by reference. Also provided as Exhibit 99.1 is a copy of a press release issued August 5, 2003.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

2.1	Agreement and Plan of Merger among Gaylord Entertainment Company, GET Merger Sub, Inc. and ResortQuest International, Inc., dated as of August 4, 2003 (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this agreement are omitted, but will be provided supplementally to the Commission upon request).

99.1	Press Release dated August 5, 2003.

99.2	Stock Voting Agreement, dated as of August 4, 2003, by and among ResortQuest International, Inc. and Edward L. Gaylord Revocable Trust, E.K. Gaylord II, Christine Gaylord Everest, Martin C. Dickinson, Michael D. Rose and Colin V. Reed.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY

Date: August 5, 2003	By:	/s/ Carter R. Todd

	Name:	Carter R. Todd
	Title:	Senior Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger among Gaylord Entertainment Company, GET Merger Sub, Inc. and ResortQuest International, Inc., dated as of August 4, 2003 (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this agreement are omitted, but will be provided supplementally to the Commission upon request).

99.1	Press Release dated August 5, 2003.

99.2	Stock Voting Agreement, dated as of August 4, 2003, by and among ResortQuest International, Inc., and Edward L. Gaylord Revocable Trust, E.K. Gaylord II, Christine Gaylord Everest, Martin C. Dickinson, Michael D. Rose and Colin V. Reed.

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